EXHIBIT 99.2

Rimage Corporation

1st Quarter 2013 Conference Call

April 24, 2013

Doug Sherk

Thank you, Operator, and good afternoon everyone. Earlier this afternoon, Rimage issued a press release announcing its first quarter 2013 financial results. The release is available on the Company’s corporate website at www.rimage.com.

Before we get started, during the course of this conference call, the company will make forward-looking statements about its future plans, objectives, beliefs, expectations and prospects. For this purpose, any statements made today that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements are not guarantees of future actions, outcomes, results or performance. By their nature, these forward-looking statements are subject to many risks and uncertainties that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statement. A discussion of the risks and uncertainties that affect Rimage’s business is contained in the company’s SEC filings, particularly under the heading Risk Factors, and in the press release issued this afternoon. Copies of these documents are available online from the SEC or on the Rimage website. These forward-looking statements are made only as of the date this conference call was initially held and the Company assumes no obligation and does not intend to update these forward-looking statements after the date of this conference call, whether as a result of new information, future events, developments, changes in assumptions or otherwise.

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In addition, to supplement the GAAP numbers, we have provided non-GAAP information that excludes the amortization of Qumu acquisition intangibles. We believe that these non-GAAP numbers provide meaningful supplemental information and are helpful in assessing our historical and future business performance. A table reconciling the GAAP loss per share information to the non-GAAP information is included in our financial release.

And now, I’d like to turn the call over to Sherman Black, President and CEO of Rimage.

Sherman Black

•	Good afternoon and thank you for joining us on our first quarter 2013 conference call.
•	With me today is Jim Stewart, our Chief Financial Officer.
•	This afternoon we issued our first quarter press release. The results continue to demonstrate the strong potential of Qumu and its solutions for secure enterprise video communications.
•	The strength in Qumu was partially offset by the results from our disc publishing business, which continues to be impacted by the transition to alternative technologies.
•	I will begin with a review of our operating performance in the quarter, including the progress we are making at Qumu and the outlook for that business, as well as an update on disc publishing. Jim will provide a more detailed look at the first quarter 2013 financial results.
•	Following our remarks, we will be happy to take your questions.

Qumu

•	Qumu posted solid quarterly results following the seasonally strong Q4.
•	Revenues totaled $4.3 million, more than double revenues in the first quarter last year and slightly better than the seasonally strong fourth quarter revenues.
•	Qumu contracted commitments totaled $4.4 million, again more than double the level a year ago.
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•	Our Qumu contracted commitments were driven by key contracts with three global enterprise customers – a technology retailer, a top five financial institution and a large engineering and construction company.
•	Qumu’s backlog of contracted revenue was $12.4 million at the end of March compared to $12.7 million at December 31.
•	Qumu’s solution continues to attract customers across a wide spectrum of industries and geographies as adoption of video content as a key communication tool continues to grow rapidly.
•	Large enterprises are using video more and more to enhance employee communications and collaboration.
•	Qumu’s solution captures video from any source, automates its secure distribution to a variety of platforms, including mobile, and enables complete control of the content from creation to consumption.
•	Qumu is viewed as a cost-effective solution because it utilizes existing legacy IT investments reducing the need for expensive reconfigurations.
•	We were very pleased to have Qumu named as one of the top two leaders in video communications in a report published by Forrester in March.
•	The designation was based on Qumu’s feature rich applications, including live webcasting and intranet video solutions, integration to standards-based hardware, partnerships with CDNs, and strong mobile applications. To quote from the Forrester report, “Qumu scored highest due to its complete application feature set, availability of video distribution, current routing applications and its recent introduction of speech search capabilities.”
•	This third party validation is very important to the company and has helped us as we pursue new enterprise customers.

Qumu Outlook

•	We have been focused on positioning Qumu for the growth opportunity we see in the large and growing enterprise video communications market and we’ve made significant progress.
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•	Beginning six months ago and strengthened under the leadership of Vern Hanzlik, who joined us as general manager in December, we have focused intensely on building a more effective, efficient sales and marketing organization. We have expanded our presence internationally and we have made improvements to our service capabilities.
•	We have a robust pipeline of new features under development that will provide us with future differentiation in the marketplace. For example, there is a new cloud version of Qumu software that we expect to launch this quarter. This offering will expand our market as enterprises move more and more of their content storage and distribution to the cloud.
•	We also believe we are in an excellent position to grow our business overseas. During the first quarter, we announced our expanded global footprint, leveraging the existing Rimage business locations with sales presence now in Frankfurt and London in Europe, Dubai in the Middle East, and Singapore and Tokyo in Asia.

We remain very confident about the growth prospects for Qumu and we look forward to continued momentum. Our goal is to position Qumu for sustained growth and profitability and we anticipate progress on this during the remainder of 2013.

Disc Publishing

•	Turning now to disc publishing…
•	Revenues in the quarter fell by 16% from the first quarter last year, a larger decline than expected.
•	The first quarter of last year included a large refresh order from a major retailer that we did not have this year. We also saw demand in other market segments of our business fall off more sharply than we anticipated. Some of the decline was the result of continued funding challenges for some of our government and commercial customers. However, the shift to alternative technologies across industry segments continues to significantly impact the business.
•	We will continue to see the benefit of the actions we took in 2012 to reduce costs in future quarters. In addition, you can expect to see further cost reductions as we right size the cost structure in Disc Publishing to anticipated revenue levels.
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•	As we’ve said in the past, we do expect to see continued demand for disc publishing services in use cases like medical imaging, financial statements, media and entertainment, and law enforcement applications, where high switching costs or other factors make a technology transition unattractive.
•	Our challenge is to optimize the cost structure against the revenues of this business to maximize the cash flow it generates and our team is striving to meet that challenge.

Summary

•	In summary, I remain extremely optimistic about the prospects for Qumu. It is clearly the growth driver for our company. Qumu is well positioned to go after this rapidly emerging market and we are focused on execution in 2013.
•	In disc publishing, we will take the actions needed to maximize cash and appropriately manage this declining business over time.
•	With that, I’d like to turn the call over to Jim.

Jim Stewart

•	Thanks, Sherman.
•	I will begin with a review of our P&L
•	Revenues in the first quarter were $19.5 million, the same as revenues in the first quarter last year.
•	The positive business momentum we established for Qumu in the second half of 2012 continued in the first quarter with Qumu revenues totaling $4.3 million, up 216% from $1.4 million in the first quarter a year ago.
•	The first quarter contracted commitment backlog of $12.4 million was approximately the same level as at the end of last quarter, with new contracted commitments of $4.4 million at about the same level as our first quarter revenue.
•	Disc publishing sales in the first quarter were $15.2 million, a 16% decrease from the prior year. This decline was driven by a significant reduction in Disc Publishing hardware revenue with our recurring revenue of consumables and service showing a relatively minor decline of 2%.
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•	Disc Publishing hardware revenues in the first quarter of last year included a large refresh order for a major retailer that did not recur this year. Excluding this refresh order Disc Publishing first quarter sales were down about 11%. In addition, some of our government and commercial customers continued to face funding challenges in the quarter. Finally, as Sherman mentioned, we continue to see the shift to alternative technologies significantly impacting the Disc Publishing business.
•	Disc publishing hardware sales fell 41% from last year’s first quarter and represented 20% of total sales in the quarter, compared with 33% in the first quarter last year.
•	Excluding the 2012 large refresh order for the major retailer, first quarter hardware revenue was down 30% from last year.
•	Disc Publishing recurring revenues held pretty steady in the first quarter. Recurring revenues, defined as sales of printer ribbons and cartridges, parts, and optical media, as well as service contracts, declined 2% from last year. Disc Publishing recurring revenues represented 58% of total company revenues in the recent first quarter compared with 59% in the prior year first quarter.
•	First quarter sales of consumable supplies decreased 4%, while service revenues increased 4% from last year’s first quarter. Strong maintenance renewals and an increasing maintenance attach rate drove the increase in service revenues.
•	Disc Publishing international sales were down 14% from the first quarter of 2012. These international sales represented 33% of total sales in the recent first quarter, compared with 38% in the first quarter of 2012. Foreign exchange impacts were minimal in the quarter.
•	Including Qumu, sales in Europe were flat with sales in first quarter 2012. Excluding Qumu, Europe sales fell 10%, as demand remains sluggish due to the economic conditions in the region.
•	Sales in Asia Pacific were down 10% compared with the prior year.

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Margins, Expenses, Bottom-line

•	Moving down the income statement, the gross margin was 47% for the first quarter of 2013 compared with 49% last year. The decline was largely due to an unfavorable mix of disc publishing sales with lower sales of high margin hardware and the effect of under-absorption of fixed manufacturing costs of disc publishing equipment.
•	Operating expenses in the quarter totaled $13.2 million, a 5% increase from the $12.5 million in the same quarter a year ago.
•	Included in the recent quarter operating expense was approximately $500,000 of non-recurring severance and legal costs. In addition, Qumu commission costs were higher due to the increased Qumu revenues.
•	First quarter 2013 SG&A expenses totaled $9.7 million versus $9.2 million a year ago. Excluding the non recurring costs, SG&A expenses were about the same as last year with lower Disc Publishing SG&A costs offset by the investment we have made in Qumu sales and marketing.
•	R&D expenses were $3.4 million in the quarter compared with $3.1 million last year – higher due to the carryover impact of Qumu R&D hiring in the second half of 2012.
•	We generated a net loss of $4.0 million in the recent first quarter, or 46 cents per share. This compares with a net loss of $1.7 million in the first quarter last year, or 17 cents per share.
•	Excluding the amortization related to the Qumu intangibles our first quarter 2013 loss was 42 cents a share.

Cash

•	Now turning to our cash balance …
•	Cash and marketable securities totaled $48.4 million at the end of March compared with $50.1 million at the end of December.
•	During the quarter, we used approximately $1 million in cash from operations. Capital expenditures totaled $232,000 in the quarter.
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•	We did not buy back any shares of Rimage stock during the period. The Company has approximately 778,000 shares remaining on its repurchase authorization and may repurchase shares from time to time during the year depending on market conditions.

2Q and 2013 Revenue Guidance

•	Turning now to our outlook on revenues for the second quarter and total year 2013…
•	We expect revenues for the second quarter to be between $18 and $20 million.
•	For the full year, we continue to believe the revenue guidance we provided on our fourth quarter 2012 call is still achievable.
•	We expect consolidated revenues to grow compared to 2012.
•	Qumu revenues are expected to grow at a rate greater than 50%. This Qumu growth will be partially offset by a decline in Disc Publishing revenues.
•	That concludes our formal remarks.
•	Now Sherman and I would be happy to answer any questions. Operator, could you please open up the line for Q&A?

Question and Answer Portion

Question.

Okay. Are you guys willing to share what your Qumu consolidated margins were, for the quarter?

Answer (James R. Stewart)

Yes. I mean, we do report those in the 10-Q. Our Qumu margins were right at 60%.

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